UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2019

MERSANA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38129	04-3562403
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

840 Memorial Drive Cambridge, MA 02139
Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (617) 498-0020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	MRSN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2019, Mersana Therapeutics, Inc. (the “Company”) announced that its Board of Directors (the “Board”) has appointed Brian DeSchuytner as Senior Vice President, Finance and Product Strategy, effective July 10, 2019.  Mr. DeSchuytner will succeed David Spellman as the Company’s principal financial officer.  On June 7, 2019, Mr. Spellman notified the Company of his resignation from his position as the Company’s Chief Financial Officer, effective as of June 30, 2019, in order to pursue other opportunities.

Mr. DeSchuytner, age 41, joins the Company from TESARO, Inc., where he worked for two years as Vice President, ZEJULA Commercial.  Prior to joining TESARO, Inc., Mr. DeSchuytner served in various roles at Millennium Pharmaceuticals, Inc. (now Takeda Oncology), most recently as Vice President and NINLARO Global Brand Head.

There is no arrangement or understanding between Mr. DeSchuytner and any other person pursuant to which Mr. DeSchuytner was selected as the Company’s Senior Vice President, Finance and Product Strategy.  There are no related party transactions between the Company and Mr. DeSchuytner reportable under Item 404(a) of Regulation S-K and no family relationships between Mr. DeSchuytner and any of the Company’s directors or officers.

In connection with his appointment, the Company entered into an employment agreement with Mr. DeSchuytner on June 10, 2019 (the “Employment Agreement”).  The Employment Agreement entitles Mr. DeSchuytner to a base salary of at least $380,000 per year and makes him eligible to receive an annual discretionary performance bonus targeted at 40% of his base salary, subject to the achievement of performance goals determined by the Compensation Committee. The amount, terms and conditions of any annual bonus will be determined by the Compensation Committee in its discretion, subject to the terms and conditions of any applicable bonus plan in effect from time to time.

Mr. DeSchuytner will receive an option to purchase 240,000 shares of the Company’s common stock, which will be issued pursuant to the Mersana Therapeutics, Inc. 2017 Stock Incentive Plan. The option will vest as to 25% of the shares on the first anniversary of the grant date and the remainder will vest in equal quarterly installments over the next three years, subject to Mr. DeSchuytner’s continued employment with the Company.

Under the terms of the Employment Agreement, in the event that Mr. DeSchuytner’s employment with the Company is terminated by the Company without Cause (as defined therein) or Mr. DeSchuytner resigns for Good Reason (as defined therein), he will be eligible to receive, for nine months following the date of termination, (i) his base salary as in effect on the date of termination and (ii) provided that he timely elects to continue coverage in the Company’s group health plans in accordance with COBRA or applicable state law, a portion of the COBRA or applicable state law premium contributions equal to the excess of the cost of such premiums for himself, his spouse and dependents over the amount that he would have paid for such coverage had he remained continuously employed by the Company.

In the event that Mr. DeSchuytner is terminated without Cause or he resigns for Good Reason, in each case on or within 12 months following a Change in Control (as defined in the Employment Agreement), in lieu of the payments described above, Mr. DeSchuytner will be eligible to receive (i) a lump sum cash severance payment equal to the sum of (A) 12 months of his base salary and (B) his annual target bonus, in each case as in effect on the date of termination, and (ii) for a period of 12 months following termination, provided that he timely elects to continue coverage in the Company’s group health plans in accordance with COBRA or applicable state law, a portion of the COBRA or applicable state law premium contributions equal to the excess of the cost of such premiums for himself, his spouse and dependents over the amount that he would have paid for such coverage had he remained continuously employed by the Company. Additionally, Mr. DeSchuytner’s stock options and other equity-based awards, to the extent outstanding immediately prior to his termination, will be treated as having vested in full as of immediately prior to his termination.

Mr. DeSchuytner’s entitlement to each payment described in the two foregoing paragraphs is conditioned on his execution of a release of claims in favor of the Company and his continued compliance with a confidentiality agreement.

As a condition to his employment, Mr. DeSchuytner entered into a Nondisclosure and Assignment of Intellectual Property Agreement with the Company.  Additionally, Mr. DeSchuytner and the Company will enter into an indemnification agreement, which will provide indemnification protection for Mr. DeSchuytner in connection with his service as an executive officer.

A copy of the Company’s press release announcing Mr. DeSchuytner’s appointment and Mr. Spellman’s resignation is attached hereto as Exhibit 99.1.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Mersana Therapeutics, Inc., dated June 12, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERSANA THERAPEUTICS, INC.

By:	/s/ Anna Protopapas
Anna Protopapas
President and Chief Executive Officer

Date: June 12, 2019